EXHIBIT 99.1

The following Section 2 is an excerpt from the term sheet for WaMu Mortgage Pass-Through Certificates, Series 2006-AR15:

2.  Amendments to MLPA

a.  Notwithstanding anything to the contrary set forth in the MLPA, with respect to the Seller Mortgage Loans, the representations and warranties set forth in Section 3.1 and Section 3.2 of the MLPA shall be subject to the exceptions, if any, set forth on Schedule III to this Term Sheet.

b.  Each of the following representations and warranties with respect to the Seller Mortgage Loans set forth in the indicated clauses of Section 3.1 or Section 3.2 of the MLPA is hereby deleted in its entirety:

            No deletions.

c.  Section 3.1 of the MLPA is hereby amended to add the following additional representations and warranties with respect to the Seller Mortgage Loans:

(xxx)    At the time of origination of the Mortgage Loan, no improvements located on or being part of the Mortgaged Property were in violation of any applicable zoning and subdivision laws or ordinances.

(xxxi)    The terms of the Mortgage Note and the Mortgage have not been impaired, altered or modified in any material respect, except by a written instrument (and with respect to any impairment, alteration or modification in any material respect of a Mortgage, such instrument has been recorded or is in the process of being recorded).

(xxxii)   As of the Closing Date, there is no mechanics' lien or claim for work, labor or material affecting the Mortgaged Property.

d.  The following additional amendments are hereby made to the MLPA with respect to the Seller Mortgage Loans:

            i.    Section 3.1(iv) Representation.  The representation and warranty in clause (iv) of Section 3.1 of the MLPA is hereby amended to insert, after the phrase “the preceding 12 months,” the following phrase:  “(or such shorter period as had elapsed from the date of origination of the Mortgage Loan by the Seller or the other Seller or, if originated by someone other than the Seller or the other Seller, from the date of acquisition of the Mortgage Loan by the Seller or the other Seller)".

            ii.    Definitions of “Current Loan-to-Value Ratio” and “Original Loan-to-Value Ratio”.  The definitions of “Current Loan-to-Value Ratio” and “Original Loan-to-Value Ratio” in Article 1 of the MLPA are hereby deleted in their entirety and replaced with the following two definitions:

            “Current Loan-to-Value Ratio:  As used in Section 2.4(b), the Principal Balance of a Mortgage Loan as of the applicable date of substitution divided by the Appraised Value; and as used in Section 3.1, the Cut-Off Date Principal Balance of a Mortgage Loan divided by the Appraised Value; provided, however, that if the related Mortgaged Property is located in the State of New York, then, as used in Section 3.1, the Current Loan-to-Value Ratio shall be the Cut-Off Date Principal Balance of the Mortgage Loan divided by the value set forth on the appraisal made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property (or, if such Mortgage Loan is an ROV Mortgage Loan, the value set forth on the residential appraisal review made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property).

            Original Loan-to-Value Ratio:  The original principal amount of a Mortgage Loan divided by the Appraised Value; provided, however, that if the related Mortgaged Property is located in the State of New York, then the Original Loan-to-Value Ratio shall be the original principal amount of the Mortgage Loan divided by the value set forth on the appraisal made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property (or, if such Mortgage Loan is an ROV Mortgage Loan, the value set forth on the residential appraisal review made in connection with the origination of such Mortgage Loan as the value of the related Mortgaged Property).”

            iii.   Prepayment Premiums.  The MLPA is hereby amended to add the following Section 3.4:

            “Section 3.4    Seller Representations and Warranties Regarding Prepayment Premiums; Remedies for Breach

            (a)        Whenever used in this Section 3.4, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Prepayment Premium:  With respect to any Mortgage Loan listed in the applicable Supplemental Mortgage Loan Schedule, any fee or premium required to be paid by the Mortgagor if the Mortgagor voluntarily prepays such Mortgage Loan in full as provided in the related Mortgage Note or Mortgage, except for any such fee or premium required to be paid more than three years after origination thereof.

Supplemental Mortgage Loan Schedule:  The Supplemental Schedule of Mortgage Loans attached as Schedule I-A to a Term Sheet. The Supplemental Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan that requires the payment of a Prepayment Premium: (i) its loan number and (ii) the applicable term during which a Prepayment Premium is payable pursuant to the provisions of  such Mortgage Loan.

            (b)        The Seller hereby represents and warrants to the Purchaser that, as to each Mortgage Loan sold by the Seller hereunder and listed in the applicable Supplemental Mortgage Loan Schedule, as of the Closing Date:

(i)         The information set forth in the applicable Supplemental Mortgage Loan Schedule delivered on the Closing Date is true and correct in all material respects; and

(ii)        With respect to each Mortgage Loan listed in the applicable Supplemental Mortgage Loan Schedule, the Prepayment Premium for such Mortgage Loan is the legal, valid and binding obligation of the maker thereof and is enforceable in accordance with its terms, and such Prepayment Premium is permitted pursuant to applicable federal, state and local law, subject to federal preemption where applicable, except (1) as such enforcement may be limited by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally, (2) if such Mortgage Loan is accelerated in connection with a foreclosure or other involuntary payment, (3) if enforcement would be considered “predatory” pursuant to written guidelines issued by any applicable federal, state or local authority having jurisdiction over such matters and (4) if enforcement would be otherwise limited or prohibited by applicable law.

            (c)        Upon discovery by a Seller (the “Breaching Seller”) or the Purchaser of a breach of either of the representations and warranties set forth in Section 3.4(b) made by the Breaching Seller, which materially and adversely affects the value of any Mortgage Loan (including the value of Prepayment Premiums payable thereunder) sold by such Breaching Seller hereunder or the interests of the Purchaser in such Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. Within 60 days of the later of (A) the earlier of the date of its discovery of the breach or the date of its receipt of written notice of breach from the Purchaser, and (B) the date on which a Prepayment Premium would have become payable had such representation and warranty been true, the Breaching Seller shall pay to the Purchaser the amount of such Prepayment Premium less any amount collected from the related Mortgagor with respect to such Prepayment Premium.

            (d)        It is understood and agreed that the obligations of a Breaching Seller set forth in this Section 3.4 constitute the sole remedies available to the Purchaser or its transferee respecting a breach of the representations and warranties by such Breaching Seller set forth in Section 3.4(b).”

e.  Except as modified here, the MLPA remains in full force and effect.